Explanation of Responses:
(1) Northwater Capital Inc., a corporation formed under the laws of the Province of Ontario (“NCI”) is the direct parent of Northwater Capital Management Inc., a corporation formed under the laws of the Province Ontario (“NCMI”), which is the manager of Northwater Intellectual Property Fund L.P. 3A, a Delaware limited partnership (“NIP LP 3A”), Northwater Intellectual Property Fund L.P. 2, a Delaware limited partnership (“NIP LP 2”) and Northwater Intellectual Property Fund L.P. 1, a Delaware limited partnership (“NIP LP 1”, and together with NIP LP 2 and NIP LP 3A, the “Funds”).  The Reporting Persons have an indirect pecuniary interest in the shares of common stock of Textura Corporation, par value $0.001 per share (“Common Stock”) held directly by the Funds.  Each of NCI and NCMI disclaims beneficial ownership of all shares of Common Stock that are held directly by the Funds, except to the extent of any indirect pecuniary interest therein.  In addition, NCI directly holds shares of Common.  NCMI disclaims beneficial ownership of all shares of Common Stock held directly by NCI.
(2) Common Stock held directly by NIP LP 3A.
(3) Common Stock held directly by NIP LP 2.
(4) Common Stock held directly by NIP LP 1.